Fellow Shareholders, As disclosed today, Pitney Bowes delivered positive results and sustained significant momentum in the third quarter of 2026. Thanks to our clear objectives, rigorous execution across each of our businesses, and strategic allocation of capital, the Company is well-positioned to produce strong results for the entirety of fiscal year 2026. Although we remain completely focused on building on our progress, I do want to take this moment to commend our 6,000+ team members for their unwavering dedication and thank our vast client base for the trust they continue to place in us. Since new leadership took over around the midpoint of fiscal year 2025, we have prioritized strengthening our balance sheet, reducing our cost structure and refocusing our core businesses on the areas where they can profitably grow over the long run. We are continually eliminating non-essential expenses and embracing the type of financial discipline that only comes when you operate with a true ownership mentality. All of this has enabled Pitney Bowes to report year-over-year growth in profits, even while increasing spending on new growth opportunities. Looking ahead, I am increasingly confident that the Company’s investments in new talent, offerings and technology will help deliver year-over-year revenue growth by the end of 2028 – if not sooner. Our ability to stabilize and fortify Pitney Bowes over the past 18 months has been about much more than just cost controls – and this past quarter was a prime example of us executing against all strategic priorities. Whether allocating capital in an accretive manner or acting decisively on the disruption in the mail sortation market to win new clients, our teams moved swiftly and strategically to drive value. Notably, our people remain completely focused on results even as our Board of Directors continued the external portion of the Company’s strategic review. The remainder of this letter covers some key details about where we have been and where we are looking to go in the months ahead. • Revitalizing Presort – The outlook for our Presort business improved significantly during the third quarter. PCI’s exit from the market presented a tremendous opportunity, and our team executed exceptionally well in winning new clients. Specifically, we added more than 30 new clients, representing an estimated two billion pieces of annual volume, as a result of this exit. Furthermore, the exit of another presort company provides further evidence that industry pricing is too low, strengthening my belief that pricing and margins will likely increase going forward. While I anticipate that margins will improve as pricing becomes more rational, we aren’t remaining passive. We have begun a significant sortation equipment refresh that will further improve our cost structure, which we believe to already be the best in the industry. Additionally, we are upgrading our price management processes to better align pricing with a variety of factors, including our local capacity. • Reimagining SendTech – The team continues to rebuild SendTech from the ground up, with viable plans for diversifying into categories where we can see profitable growth less beholden to product cyclicality. We are selectively investing in product innovation across mailing and shipping, including a next-generation sending device, new shipping platform capabilities and enhancements to our Mailstream On Demand offering. As this has been occurring, Todd has overseen long- overdue improvements to core processes such as billing, customer service and client retention. While still in the early stages, initial signs suggest this work is reducing churn. Exhibit 99.2

Finally, a non-core contract that was previously part of our exited Global eCommerce segment, but now is part of SendTech, is winding down. We expect that process to conclude during the next month. While this will weigh on 2027 revenue, the longer-term outlook remains encouraging given our investment in additional growth opportunities. Nevertheless, we feel this is important context for investors when evaluating our 2027 outlook and quarterly revenue comparisons. • Realizing the Potential of PB Bank – We remain on track to begin reporting PB Bank as an independent segment in 2027, following the implementation of certain financial reporting changes. The company continues to invest heavily in key priorities for future bank growth. However, these investments will take time to deliver profitable revenue growth, for two main reasons: (1) the nature of bank accounting, where loans tend to show lower income in their first year than in subsequent years, and (2) the cautious pace at which we are entering new lending products. We are already seeing encouraging proof points across the first three product pilots we introduced last quarter, but we are expanding them slowly to help mitigate risk. We believe this slow growth approach is prudent for the long-term, but it will create a short-term drag on profitability. • Strategic Review – The Board’s Strategic Review Committee, composed of independent directors, continues to work with our advisors to consider our existing value creation plan against potential strategic alternatives. Importantly, the review has not distracted from execution, as this quarter’s results demonstrate. Although the process is proceeding on our desired internal timeline, we will not be commenting on the potential outcomes. As we have said from the start, there can be no assurance that the second phase of the strategic review will result in any change in strategy or a transaction. But please know that this initiative is among the Board’s top priorities. • Strategically Allocating Capital – We continued to take a balanced approach to capital allocation in the quarter. We have increased investment in our business, repurchased 18.4 million shares year to date, have reduced debt by $108 million in 2026, and taken multiple actions to reduce our cost of borrowing. Given our progress through the end of the quarter, we are extremely well positioned to be opportunistic in our capital allocation. With this said, we will remain mindful of the limitations posed by the ongoing review of alternatives. Conclusion Due to our sound strategy and focused team members, we believe Pitney Bowes continues to improve its positioning for the future each quarter. The long-term trajectories for Presort, SendTech and PB Bank are increasingly promising. While quarter-to-quarter fluctuations are a natural part of life in today’s market, I believe the foundation that we have built over the past 18 months will underpin sustained value creation. As always, thank you for your support. I look forward to engaging with as many of you as possible in the coming days. Sincerely, Kurt Wolf Chief Executive Officer & Director